Presentation to the Special Committee of the Board of Directors of OMNI Energy Services Corp. June 2, 2010 CONFIDENTIAL * * * * * * * * * Exhibit (c) (ii)

DISCLAIMER
The following presentation has been prepared by GulfStar Group I, Ltd. (“GulfStar”) as part of a presentation being made to the Special Committee of the
Board of Directors (the “Special Committee”) of OMNI Energy Services Corp. (“OMNI” or the “Company”) in support of our opinion as to the fairness, from a financial point of view, of the consideration to be paid to the unaffiliated shareholders of OMNI in connection with the proposed going private merger combination with Wellspring OMNI Holdings Corporation (the “Purchaser”), and Wellspring OMNI Acquisition Corporation, newly created parent and subsidiary corporations to be formed by Wellspring Capital Partners IV, L.P (“Wellspring”) and certain management and directors of the Company (the
“Transaction”). These materials and all analyses contained herein are confidential and are solely for the use of the Special Committee in connection with its evaluation of the Transaction. Any use of the materials or the analyses contained herein for any other purpose or any publication of these materials or the analyses contained herein without the prior written consent of GulfStar is strictly prohibited; provided, however, if the analyses contained herein are required by applicable law to be included in the proxy statement or Schedule 13E-3 to be mailed to the shareholders of the Company in connection with the
Transaction, the analyses contained herein as well as any reference to GulfStar may be included in such proxy statement or Schedule 13E-3 provided that they are in a form reasonably acceptable to GulfStar and its counsel.
These materials are necessarily based upon the financial, market, economic and other conditions that exist on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the analyses provided herein and that we disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting these materials and the analyses provided herein which may come or be brought to our attention after the date of the opinion.
This presentation is subject to all the assumptions, qualifications and limitations set forth herein, in our engagement letter dated May 26, 2010 and in our fairness opinion letter which has been discussed with you in connection with this presentation. This presentation does not constitute a recommendation by
GulfStar to the Special Committee on how to vote with respect to the proposed transaction.
Notwithstanding the foregoing, we understand the Audit Committee of the Company’s Special Committee of the Board of Directors, with the assistance of management, is conducting an internal review related to the Company’s accounting for subordinated promissory notes in connection with certain acquisitions which occurred in prior periods. Until the completion of the review, it is unknown whether or not any changes in accounting treatment will be required. Therefore, we have, with your permission, not included any potential change related to this accounting issue in our analysis with respect to this opinion.
In developing this presentation, we have assumed and relied, without independent verification, upon the information and data furnished to or otherwise reviewed by or discussed with us, including, without limitation, the financial statements and projections of OMNI, financial information from various financial databases generally relied upon in the investment banking industry and publicly available information. With respect to the financial projections of
OMNI, it is noted that these projections are assumed to be reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial results and condition of the Company. Note that the financial projections cover multiple years, and that such information by its nature becomes less reliable with each successive year. The financial projections also reflect assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in the projections. Accordingly, there can be no assurance that any of the projections will be realized.

DISCLAIMER
With respect to the comparable companies and precedent transaction analyses, the selected companies were chosen because they were deemed to be similar to the Company in one or more respects which included nature of business, size, diversification, financial performance and geographic concentration. No specific numeric or other specific criteria were used to select the selected companies and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. As a result, a significantly larger or smaller company with substantially similar lines of businesses and business focus may have been included while a similarly sized company with less similar lines of business and greater diversification may have been excluded. GulfStar identified a sufficient number of companies for purposes of its analysis but may not have included all companies that might be deemed comparable to the Company.
In conducting all of its analyses, GulfStar subjectively selected a range of target multiples and target premiums for OMNI derived from the respective comparable companies, precedent transactions and premiums paid. These ranges were then used to determine an implied share price for OMNI using historical and projected financial information provided by OMNI’s management or OMNI’s stock price, as applicable. GulfStar factored in its knowledge and experience in the valuation, financing and sales of middle-market oilfield services companies in selecting its range of target multiples and target premiums utilized in this analysis.
Finally, note that the preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Se lecting portions of the analyses or of the summary set forth in this presentation, without considering the analyses as a whole, could create an incomplete view of the processes underlying GulfStar’ opinion. In arriving at its fairness determination, GulfStar considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, GulfStar made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in this analysis as a comparison is directly comparable to the Company or the Transaction. We therefore give no opinion as to the value or merit standing alone of any one or more parts of the materials that follow. Our only opinion is the formal written opinion which has been provided to the Special Committee with this presentation. Our opinion shall not be reproduced, summarized, described or referred to, or furnished to any party, without the prior written consent of GulfStar; provided, however, if our opinion is required by applicable law to be included in the proxy statement or Schedule 13E-3 to be mailed to the shareholders of the Company in connection with the Transaction, such opinion may be reproduced in such proxy statement or Schedule 13E-3 in full.

4 TABLE OF CONTENTS 1. TRANSACTION OVERVIEW 2. OMNI OVERVIEW 3. VALUATION ANALYSIS

TRANSACTION OVERVIEW * * * * * * * * * * * * * *

INTRODUCTION / SUMMARY OF TRANSACTION TERMS
The Special Committee of OMNI is evaluating a proposed going private merger combination with the Purchaser and its wholly owned subsidiary (“Merger Sub”), both of which are newly formed by Wellspring, in accordance with the terms and conditions set forth in the Draft Agreement and Plan of Merger dated June 2,
2010 (the “Agreement”)
Concurrently with the signing of the Agreement, Wellspring will have entered into a limited guaranty with OMNI guarantying certain obligations of
Purchaser under the Agreement related to payment of reverse termination fees, and
Purchaser will have delivered an equity commitment letter issued by Wellspring in favor of Purchaser and a debt commitment letter issued by Ableco,
L.L.C. in favor of Merger Sub
In connection with the Transaction, the Purchaser and certain directors and management (“Affiliated Shareholders”) would enter into an agreement requiring them to contribute a portion of their shares of common and preferred stock of OMNI (“Rollover Shares”) and, in the case of one Affiliated Shareholder, cash, in exchange for capital stock of the Purchaser and a subsidiary of Purchaser (other than Merger Sub) immediately prior to the closing of the Transaction
In connection with the Transaction, each share of common stock of OMNI outstanding immediately prior to the closing of the Merger will be converted into the right to receive $2.75 in cash (the “Consideration”), other than those shares of common stock of OMNI held by (i) Purchaser, Merger Sub or any direct or indirect subsidiary of OMNI, (ii) holders who are entitled to and properly demand an appraisal of their shares of Common Stock under applicable Louisiana corporate law and (iii) by the Affiliated Shareholders to the extent such shares of common stock represent Rollover Shares (the “Excluded Shareholders”)
Each option or warrant of OMNI outstanding immediately prior to the closing of the Transaction would be fully vested and exchanged, in cancellation of such option or warrant, for the Consideration, net of their respective exercise prices, and each share of restricted common stock of OMNI outstanding immediately prior to the closing of the Transaction would be fully vested and exchanged, in cancellation of such share of restricted common stock, for the Consideration
The Agreement provides for a 30 business-day “go-shop” period beginning upon the signing of the definitive Agreement and Plan of Merger during which time the Company and its representatives will actively solicit and initiate discussions regarding an alternative acquisition proposal. After the expiration of the 30 business-day go-shop period until the time shareholder approval is obtained for the Agreement, only unsolicited alternative acquisition proposals are permitted, subject to compliance with the terms of the Agreement, and in certain circumstances continuation of discussions with those third parties that made a written alternative acquisition proposal to OMNI during the 30 business-day go-shop period
We have been advised that and therefore assume that the Series C Preferred shareholders, to the extent they are not rolling their Series C Preferred shares over into Purchaser, or a subsidiary of Purchaser, have contractually agreed to convert their preferred stock into common stock immediately prior to the closing
The Special Committee has asked GulfStar for its opinion as to whether the Consideration to be received by the holders of the common stock of OMNI in the
Transaction (other than the Excluded Shareholders) is fair, from a financial point of view, to such holders

SUMMARY OF WORK COMPLETED BY GULFSTAR
In reaching our opinion regarding the Transaction, GulfStar conducted the following activities:
Reviewed a draft of the Agreement dated June 2, 2010;
Reviewed certain publicly available business and financial information relating to the Company that we deemed relevant with respect to the financial performance of the Company;
Reviewed certain financial projections prepared by the senior management of the Company with respect to the future financial performance of the
Company for the years ending December 31, 2010 to 2015;
Discussed with senior management, the Special Committee and certain of their respective representatives and advisors regarding the business, operations, financial conditions and prospects of the Company, the Transaction and related matters;
Considered the publicly available financial terms of certain transactions involving public companies we deemed relevant, including such financial terms from various financial databases generally relied upon in the investment banking industry;
Compared the financial and operating performance of the Company with publicly available financial and operating information concerning certain other public companies we deemed relevant, including such financial and operational information from various financial databases generally relied upon in the investment banking industry;
Reviewed the current and historical market prices and trading volumes of the common stock of the Company, and the historical market prices and certain financial data of publicly traded securities of certain other public companies that we deemed relevant; and
Conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

IMPLIED TRANSACTION MULTIPLES
($ in millions except per share data)
Price per Share OMNI Operating Statistics
Current
(1)
Offer
(2)
Revenue EBIT
(9)
EBITDA
(10)
Price per Share of Common Stock $2.05 $2.75 TTM
(11)
$114.4 $2.2 $15.8
Shares Outstanding
(3)
CY2010E
(12)
$119.0 $5.2 $18.7
Basic Shares Outstanding
(4)
22.75 22.75
Options
(5)
0.31 0.75 CY2011E
(13)
$126.8 $9.3 $23.2
Preferred Stock
(6)
2.77 2.77
Warrants
(5)
0.01 0.04
FD Enterprise Value /
Fully Diluted (FD) Shares Outstanding 25.84 26.31 EBITDA
Current Offer Implied
Net Debt
(7)
TTM 6.4x 7.6x
Cash $1.8 $1.8
Debt 49.6 49.6
CY2010E 5.4x 6.4x
Net Debt
(7)
$47.8 $47.8
CY2011E 4.3x 5.2x
Valuation
Current Offer
FD Market Cap $53.0 $72.4
FD Enterprise Value
(8)
$100.8 $120.2
Notes
(1) Closing share price as of May 28, 2010
(2) Based on the Draft Agreement and Plan of Merger dated June 2, 2010
(3) As of May 5, 2010 per information provided by OMNI management
(4) Includes restricted stock
(5) As converted to common stock based on the treasury method calculation using the then-current price or the offer price, as applicable
(6) As converted to common stock
(7) Based on the Draft Form 10-Q for the quarter ending March 31, 2010 provided by OMNI management; Net Debt equals total debt minus cash and cash equivalents
(8) Enterprise value defined as equity value plus company net debt and assumes the conversion of Series C Preferred Stock
(12) Based on the Draft Form 10-Q for the quarter ending March 31, 2010 provided by OMNI management and OMNI management projections
(13) Based on OMNI management projections
(10) EBITDA is defined as earnings before interest, taxes, depreciation and amortization, adjusted for stock based compensation and non-recurring items including gains/losses on sale/disposal of fixed assets, litigation settlements, goodwill impairments, asset impairments and transaction related expenses
(9) EBIT is defined as earnings before interest and taxes, adjusted for stock based compensation and non-recurring items including gains/losses on sale/disposal of fixed assets, litigation settlements, goodwill impairments, asset impairments and transaction related expenses
(11) Based on the Draft Form 10-Q for the quarter ending March 31, 2010 provided by OMNI management and OMNI Form 10-K for the year ending December 31, 2009; TTM is defined as the trailing twelve month period ending March 31, 2010

OMNI OVERVIEW * * * * * * * * * * * * * * * * * * * * * * * * * *

OMNI OVERVIEW
Corporate Headquarters:
4500 Northeast Evangeline Thruway
Carencro, Louisiana 70520
Officers:
Brian J. Recatto – CEO, President & Director
Ronald D. Mogel – CFO & SVP
Gregory B. Milton – Chief Accounting Officer & VP
Mark E. Stipe – VP & General Counsel
Lawrence J. Shaw – VP of Sales, Land & Offshore
Andy J. Dufrene – VP, Offshore Operations
John A. Harris – VP, Seismic Drilling Operations
Steven P. Sellers – VP, Health Safety &
Environmental
Source: OMNI Form 10-K for the year ending December 31, 2009 and OMNI management
Company Description
OMNI is an integrated oilfield service company primarily operating in the Gulf of
Mexico, South Central United States and Rocky Mountain and Appalachian
Regions. The Company operates in three business segments: Seismic Services,
Environmental and Other Services, and Equipment Leasing. The primary services offered by these three lines of business include:
Onshore seismic drilling
Permitting
Surveying
Hazardous and non-hazardous waste management
Environmental cleaning services
Rig tool leasing
Industrial lift support
Employing approximately 625 people, the Company supports all three of its business segments by providing corporate services (human resources, marketing and information technology), as well as safety, quality assurance, and adequate supply of materials and equipment which are not obtainable from any one supplier or source.

SEGMENT OVERVIEW
Seismic Services
Provides seismic drilling, permitting and surveying
support in the Gulf of Mexico as well as the South
Central and Northeast United States
Revenues of $37.6 and $71.8 million in 2009 and 2008,
respectively
Environmental & Other Services
Provides environmental cleaning services, including rig,
tank and vessel cleaning, safe vessel entry, naturally
occurring radioactive material decontamination and
surveys, platform abandonment services, pipeline
flushing, gas dehydration, hydro blasting, and offshore
sandblasting and painting
OMNI’s management does not expect the Company’s
business to be meaningfully impacted as a result of the oil
spill from BP’s Macondo oil well
Revenues of $58.9 and $77.8 million in 2009 and 2008,
respectively
Equipment Leasing
Offers a fleet of rental equipment including pressure
washers, wireline units, frac tanks, forklifts, manlifts and steam cleaners
Revenues of $26.0 and $44.0 million in 2009 and 2008,
respectively
Source: OMNI Form 10-K for the year ending December 31, 2009
2009 Revenue by Segment
31%
48%
21%
Seismic Services Environmental & Other Services
Equipment Leasing
2008 Revenue by Segment
37%
40%
23%
Seismic Services Environmental & Other Services
Equipment Leasing
$37.6M
$26.0M
$58.9M
$44.0M
$77.8M
$71.8M
2009 Revenue:
$122.4 million
2008 Revenue:
$193.6 million

HISTORICAL AND PROJECTED INCOME STATEMENT
($ in millions)
Actual (1) Projections (2)
TTM
Year End December 31, March 31, Year End December 31,
2008 2009 2010 2010 2011 2012 2013 2014 2015
Revenue
Services $149.6 $96.4 $90.6 $91.7 $98.1 $103.0 $108.7 $115.8 $123.9
Rentals 44.0 26.0 23.8 27.3 28.7 30.1 31.8 33.9 36.2
Total revenue 193.6 122.4 114.4 119.0 126.8 133.2 140.5 149.6 160.1
Services direct costs 105.9 69.3 67.2
Rentals direct costs 22.0 13.4 12.4
Direct Costs (excluding depreciation) 127.8 82.7 79.6 83.0 85.0 89.7 94.2 98.9 103.9
Gross Profit 65.8 39.7 34.7 36.0 41.8 43.5 46.3 50.7 56.2
General and administrative expenses (3,4) 27.5 20.6 18.9 17.3 18.6 20.0 21.5 23.0 24.0
EBITDA
(3, 4, 5)
38.2 19.1 15.8 18.7 23.2 23.5 24.8 27.7 32.2
Depreciation and Amortization 13.3 13.5 13.6 13.6 13.9 14.5 15.2 15.9 16.6
EBIT (3, 4) 24.9 5.6 2.2 5.2 9.3 8.9 9.7 11.9 15.6
Non-recurring general and administrative expenses
Transaction expenses (6) 0.0 0.0 0.0 0.4 0.0 0.0 0.0 0.0 0.0
(Gain) loss on sale/disposal of fixed assets (0.1) 0.1 0.1 0.0 0.0 0.0 0.0 0.0 0.0
Stock based compensation expense 1.2 1.5 1.4 1.2 1.2 1.3 1.4 1.4 1.5
Litigation Settlement 2.4 0.0 0.0 0.0 0.0 0.0 0.0 0.0 0.0
Impairment of goodwill and intangibles 25.0 2.4 2.4 0.0 0.0 0.0 0.0 0.0 0.0
Impairment of fixed assets 0.4 0.2 0.2 0.0 0.0 0.0 0.0 0.0 0.0
Operating income (loss) (4.0) 1.4 (1.8) 3.6 8.1 7.6 8.3 10.4 14.1
Interest expense (5.7) (2.3) (2.3) (2.6) (2.1) (1.6) (1.0) (0.4) (0.2)
Amortization of loan closing costs (1.1) (1.4) (1.5) (1.5) (1.2) (1.2) (0.3) 0.0 0.0
Gain (loss) on debt extinguishment 0.1 (0.0) (0.0) 0.0 0.0 0.0 0.0 0.0 0.0
Other income/(expense), net 0.2 0.0 0.0 (0.0) (0.0) 0.0 0.0 0.0 0.0
Income (loss) before income taxes (10.5) (2.3) (5.6) (0.4) 4.8 4.9 7.0 10.0 13.8
Income tax expense (benefit) 3.2 0.6 (0.9) (0.2) 2.2 2.2 3.2 4.5 6.2
Net income (loss) (13.6) (2.9) (4.7) (0.2) 2.64 2.7 3.9 5.5 7.6
Dividends on preferred stock (0.5) (0.5) (0.5) (0.5) (0.5) (0.5) (0.5) (0.5) (0.5)
Net income (loss) available to common ($14.1) ($3.4) ($5.2) ($0.7) $2.2 $2.2 $3.4 $5.0 $7.1
Margins
Gross Margin 34.0% 32.4% 30.4% 30.3% 33.0% 32.7% 33.0% 33.9% 35.1%
EBITDA 19.8% 15.6% 13.8% 15.8% 18.3% 17.6% 17.7% 18.5% 20.1%
EBIT 12.9% 4.5% 1.9% 4.4% 7.4% 6.7% 6.9% 7.9% 9.7%
Operating Income (2.1%) 1.1% (1.6%) 3.0% 6.4% 5.7% 5.9% 7.0% 8.8%
Income Tax Rate (30.1%) (25.5%) 16.7% 52.1% 45.0% 45.0% 45.0% 45.0% 45.0%
Year-Over-Year Growth
Service Revenue --- (35.5%) --- (4.9%) 6.9% 5.0% 5.5% 6.5% 7.0%
Rentals Revenue --- (41.0%) --- 4.9% 5.3% 5.0% 5.5% 6.5% 7.0%
Total Revenue --- (36.8%) --- (2.8%) 6.6% 5.0% 5.5% 6.5% 7.0%
EBITDA --- (50.2%) --- (1.6%) 23.9% 1.0% 5.9% 11.6% 16.0%
EBIT --- (77.7%) --- (6.4%) 79.5% (4.2%) 8.1% 22.8% 31.4%
Notes:
NUMBERS MAY NOT ADD VERTICALLY DUE TO ROUNDING
TTM is defined as the trailing twelve months period ending March 31, 2010
(1) Actualdatabasedon OMNI Form 10-K for theyear ending December31,2009 and the Draft Form10-Q forthe quarter ending March31,2010provided byOMNI management
(2) Projection data based on OMNI management estimates
(3) 2008 excludes $2.4 million of litigation expenses
(4) Excludes stock based compensation and non-recurringitems includinggains/losses onsale/disposalof fixed assets, litigation settlements,goodwill impairments, asset impairments and transaction expenses
(6) Transaction expenses included in OMNI management forecast
(5) EBITDA is defined as earningsbefore interest, taxes,depreciation and amortization, adjusted for stockbased compensation andnon-recurring items includinggains/losseson sale/disposal of fixed assets, litigationsettlements,goodwill impairments, asset impairments and transaction expenses

HISTORICAL AND PROJECTED BALANCE SHEET
($ in millions) Actual
(1)
Projections
(2)
Year End December 31, March 31, Year End December 31,
2008 2009 2010 2010 2011 2012 2013 2014 2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents $2.0 $1.9 $1.8 $0.2 $0.2 $0.2 $0.2 $6.6 $25.8
Restricted cash 0.9 0.0 0.0 0.0 0.0 0.0 0.0 0.0 0.0
Trade receivables, net 33.8 15.0 18.2 17.2 18.1 19.0 20.1 21.4 22.9
Other receivables 0.7 0.6 0.2 0.3 0.3 0.2 0.2 0.2 0.2
Parts and supplies inventory 7.9 6.8 7.0 6.5 6.5 6.5 6.5 6.5 6.5
Assets held for sale 0.9 0.7 0.7 0.7 0.0 0.0 0.0 0.0 0.0
Prepaid expenses and other current assets 5.8 4.6 3.5 2.5 2.5 2.5 2.5 2.5 2.5
Due from related party 0.2 0.1 0.1 0.0 0.0 0.0 0.0 0.0 0.0
Deferred tax asset 0.4 0.1 0.8 0.0 0.0 0.0 0.0 0.0 0.0
Total current assets 52.7 29.9 32.4 27.5 27.6 28.4 29.6 37.3 57.9
PROPERTY, PLANT AND EQUIPMENT, net 80.7 72.1 69.8 64.2 55.7 46.7 37.0 26.7 15.6
OTHER ASSETS:
Total other assets, net 30.2 25.2 24.6 22.7 20.0 17.4 15.6 14.1 12.6
TOTAL ASSETS $163.5 $127.3 $126.8 $114.3 $103.4 $92.5 $82.1 $78.0 $86.1
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable 12.0 3.9 6.7 5.1 5.3 5.6 5.9 6.1 6.5
Accrued expenses 7.6 3.9 4.3 3.0 3.2 3.3 3.5 3.7 3.9
Line of credit 9.8 0.0 0.1 0.6 2.4 4.3 6.0 0.0 0.0
Current maturities of long-term debt and capital leases 17.6 16.4 15.9 15.7 15.2 12.2 3.9 3.9 3.9
Other current liabilities 0.0 0.0 0.0 0.1 0.1 0.1 0.1 0.1 0.1
Income taxes payable 0.0 0.0 0.0 1.5 1.7 1.7 2.0 2.4 2.8
Insurance notes payable 1.7 0.2 0.1 0.0 0.0 0.0 0.0 0.0 0.0
Total current liabilities 48.7 24.4 27.0 25.9 27.9 27.2 21.3 16.1 17.0
LONG-TERM LIABILITIES:
Long-term debt and capital leases, less current maturities 45.7 35.9 33.5 24.7 13.3 4.9 4.0 0.0 0.0
Other long-term liabilities 0.5 0.2 0.1 0.0 0.0 0.0 0.0 0.0 0.0
Deferred tax liability 17.6 17.3 17.3 14.6 10.9 6.9 0.0 0.0 0.0
Total long-term liabilities 63.8 53.4 50.9 39.3 24.2 11.8 4.0 0.0 0.0
Total liabilities 112.5 77.8 77.9 65.2 52.1 39.0 25.3 16.1 17.0
STOCKHOLDERS' EQUITY: 51.0 49.5 48.9 49.1 51.3 53.5 56.9 61.9 69.1
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY $163.5 $127.3 $126.8 $114.3 $103.4 $92.5 $82.1 $78.0 $86.1
Notes:
NUMBERS MAY NOT ADD VERTICALLY DUE TO ROUNDING
(1) Data based on OMNI Form 10-K for the year ending December 31, 2009 and the Draft 10-Q for the quarter ending March 31, 2010 provided by OMNI management
(2) Projection data based on OMNI management estimates

Select OMNI Press Releases

1. **August 5, 2009:** Announced Q2 2009 results with adjusted EBITDA declining 44.9% compared to Q2 2008
2. **October 21, 2009:** Awarded $4 million revenue seismic drilling contract in Marcellus Shale
3. **November 4, 2009:** Announced Q3 2009 results with adjusted EBITDA declining 70.5% compared to Q3 2008
4. **November 16, 2009:** Announced amendment to credit facility providing for waiver of fixed charge covenant violation
5. **January 21, 2010:** Announced successful results of I.M.P.A.C.T (TM) Cleaning Technology System test
6. **March 15, 2010:** Announced 2009 annual results with adjusted EBITDA declining 47.5% compared to 2008
7. **March 17, 2010:** Announced revised 2010 EPS guidance, changing range of estimate from $0.14-$0.16 to $0.09-$0.21
8. **May 5, 2010:** Announced Q1 2010 results with adjusted EBITDA declining 50% compared to Q1 2009
9. **May 7, 2010:** Announced cashless exercise of warrants resulting in the issuance of 1,367,716 shares of Company common stock
10. **May 18, 2010:** Filed Form NT 10-Q for the first quarter 2010, a notice of late filing related to OMNI's Form 10-Q for the first quarter 2010
11. **May 24, 2010:** Announced receipt of notice of deficiency from Nasdaq pursuant to failure to file Form 10-Q for the first quarter 2010

Other Events

A. **April 22, 2010:** Oil spill from BP's Macondo oil well begins

TRADING RANGE
High (Closing Price) $3.32
Low (Closing Price) 1.00
Average 1.76
VOLUME (000's of Shares)
High 4,635
Low 10
Average 157
Closing Price
Volume (000's of shares)
$3.50
$3.00
$2.50
$2.00
$1.50
$1.00
$0.50
$0.00
5,000
4,500
4,000
3,500
3,000
2,500
2,000
1,500
1,000
500
0
5/29/09
6/29/09
7/29/09
8/29/09
9/29/09
10/29/09
11/29/09
12/29/09
1/29/10
2/28/10
3/29/10
4/29/10

Source: Capital IQ historical stock price data

OMNI ENERGY SERVICES
GULFSTAR GROUP

14 TRAILING TWELVE MONTH (“TTM”) PRICE VOLUME CHART: MAY 29, 2009 - MAY 28, 2010

AVERAGE SHARE PRICE: MAY 29, 2009 - MAY 28, 2010
Offer Price Per Share:
$2.75
Notes:
(1)
Averages based on trading days beginning on May 27, 2010; 6-month average based on 126 trading days; 1-year average based on 252 trading days
Average Closing Price (Based on Trading Days)
(1)
5/28/10 5-Days 10-Days 30-Days 6-Months 1-Year
Share Price $2.05 $2.09 $2.17 $2.26 $1.74 $1.76
Merger Consideration $2.75 $2.75 $2.75 $2.75 $2.75 $2.75
Premium/(Discount) 34% 32% 27% 22% 58% 56%
$2.05
$2.09
$2.17
$2.26
$1.74
$1.76
$0.00
$0.50
$1.00
$1.50
$2.00
$2.50
$3.00
5/28/10 5-Days 10-Days 30-Days 6-Months 1-Year

Offer Price Per Share:
$2.75
TRADING VOLUME ANALYSIS: MAY 29, 2009 - MAY 28, 2010
100%
Percent of Volume Which Traded in Stock Price Range
Percent of Volume Which Traded Below Stock Price Range
Weighted Average Price: $2.26
14%
12%
6%
10%
16%
14%
18%
10%
0%
5%
10%
15%
20%
25%
$1.00-1.29 $1.30-1.58 $1.59-1.87 $1.88-2.16 $2.17-2.45 $2.46-2.74 $2.75-3.03 $3.04-3.32
Trading Price Range
6%
16%
32%
46%
64%
74%
88%
0%
20%
40%
60%
80%
100%
$1.00-1.29 $1.30-1.58 $1.59-1.87 $1.88-2.16 $2.17-2.45 $2.46-2.74 $2.75-3.03 $3.04-3.32
Trading Price Range

VALUATION ANALYSIS * * * * * * * * * * * * * * * *

VALUATION OVERVIEW
GulfStar evaluated the Consideration based on standard valuation methodologies, including:
Comparable public company analysis;
Precedent transaction analysis;
Discounted cash flow analysis, and
Premiums paid analysis
For purposes of evaluating comparable public companies, GulfStar utilized a group of oilfield service companies with business lines and end-market exposure comparable to OMNI
For the purposes of evaluating precedent transactions, GulfStar utilized a group of completed transactions in the oilfield services segment that we believe have similar market exposure and service offerings to OMNI
For the purpose of completing our discounted cash flow analysis, GulfStar relied upon the financial forecast developed by OMNI management
For the premiums paid analysis, GulfStar analyzed the premiums paid in transactions that have closed where the target was an oilfield service or oilfield equipment company that was traded on the NYSE, Nasdaq or AMEX prior to the closing of the transaction

VALUATION ANALYSIS
Overall Valuation Summary
(1, 2)
(1)
Implied price per share of common stock, reflected under the headings “Comparable Companies Analysis” and “Precedent Transaction Analysis”, based on applying comparable company multiples and precedent transaction multiples to the corresponding OMNI financial statistics as provided by OMNI management.
Implied price per share of common stock, reflected under the heading “Premiums Paid Analysis” based on applying premiums paid for precedent transactions to
OMNI’s last trading price of $2.05 per share as of May 28, 2010
(2)
Not discounted for size, marketability or liquidity
$1.00 $1.50 $2.00 $2.50 $3.00 $3.50 $4.00
One Month Premium
One Week Premium
One Day Premium
Discounted Cash Flow Analysis
TEV/TTM EBITDA
TEV/CY 2011E EBITDA
TEV/CY 2010E EBITDA
TEV/TTM EBITDA
Comparable Companies Analysis
Offer: $2.75 per share
of Common Stock
Precedent Transactions Analysis
Discounted Cash Flow Analysis
Premiums Paid Analysis
$2.99
$2.09
$2.09
$3.51
$3.03 $2.15
$1.49
$3.34 $2.15
$2.44 $2.89
$2.93
$2.24
$3.01 $2.26
$2.69

COMPARABLE COMPANIES ANALYSIS – OVERVIEW
In assessing the relative value of OMNI based on publicly traded companies, GulfStar analyzed certain publicly traded companies that were determined to be comparable to OMNI based on business focus and/or market and financial characteristics
The selected comparable companies are as follows:
Superior Energy Services, Inc.
Oil States International, Inc.
Key Energy Services, Inc.
Complete Production Services, Inc.
Superior Well Services, Inc.
Basic Energy Services, Inc.
Allis-Chalmers Energy Inc.
Newpark Resources, Inc.
Geokinetics Inc.
TGC Industries Inc.
No company used in this analysis was viewed as an exact comparable to OMNI
Valuation multiples for the selected comparable companies were derived based on the following metrics:
Enterprise value as a multiple of TTM EBITDA that was adjusted to exclude stock based compensation and non-recurring operating expenses including gains/losses on sale/disposal of fixed assets, litigation settlements, goodwill impairments, asset impairments and other non-recurring operating expenses
Enterprise value as a multiple of calendar year 2010 and 2011 estimated EBITDA based on research analyst consensus estimates
GulfStar subjectively selected a range of target multiples for OMNI derived from the comparable companies. These multiples were then used to determine an implied share price for OMNI based on OMNI’s TTM EBITDA for the period ending March 31, 2010 and OMNI management’s projected calendar year 2010 EBITDA and calendar year 2011. EBITDA for the TTM and the quarter ending March 31, 2010 were adjusted to exclude, as applicable, gains/losses on sale/disposal of fixed assets, stock based compensation, litigation settlements, goodwill impairments and asset impairments
The implied price per share was calculated based on implied enterprise values from the various periods minus OMNI net debt divided by 26.31 million fully diluted shares outstanding

SUPERIOR ENERGY SERVICES, INC.	OIL STATES INTERNATIONAL, INC.	Key Energy Services
Complete Production Services	SUPERIOR WELL SERVICES	BASiC energy services

ALLIS-CHALMERS	Newpark	Geokinetics	TGC

OMNI ENERGY SERVICES
GULFSTAR GROUP

SELECTED COMPARABLE PUBLIC COMPANIES
Superior Energy Services, Inc. provides oilfield
services and equipment focusing on serving the
drilling and production-related needs of oil and gas
companies primarily in the United States. It
operates in five segments: Well Intervention
Services, Rental Tools, Marine Services, Other
Oilfield Services and Operations.
Oil States International, Inc. provides specialty
products and services to oil and gas drilling and
production companies worldwide. The Company
operates in three segments: well site services,
offshore products, and tubular services.
Key Energy Services, Inc. is an onshore, rig-
based well servicing contractor in the United
States. The Company provides a variety of
services including: well servicing, oilfield
transportation, wire-line services, contract
drilling, pressure pumping, well stimulation, and
fishing and rental services.
Complete Production Services, Inc. provides
specialized services and products to develop
hydrocarbon reserves for oil and gas companies
primarily in North America and southeast Asia. It
operates in three segments: Completion and
Production Services, Drilling Services, and Product
Sales.
Superior Well Services, Inc. provides a range of
wellsite solutions to oil and natural gas
companies in the United States. It operates in two
segments: Technical Services and Fluid Logistics.
Allis-Chalmers Energy Inc.
operates in five sectors of the
oil and natural gas service
industry: directional drilling
services, compressed air
drilling services, casing and
tubing services, rental tools,
and production services.
Newpark Resources, Inc. provides
fluids management, waste disposal,
and well site preparation products and
services primarily to the oil and gas
exploration and production industry
through the following three segments:
Fluids Systems and Engineering, Mats
and Integrated Services, and
Environmental Services.
TGC Industries, Inc. provides
geophysical services for clients in the
oil and gas industry in the continental
U.S. and Canada. The company
conducts 3-D surveys and offers
seismic data acquisition services
primarily to domestic onshore oil and
gas companies for use in onshore
drilling and production.
Basic Energy Services, Inc. provides well site
services to oil and gas drilling and producing
companies in Texas, Louisiana, Oklahoma, New
Mexico, and the Rocky Mountain States. The
Company operates in four segments: well
servicing, fluid services, drilling and completion
services, and well site construction services.
Geokinetics Inc. provides seismic data
acquisition, seismic data processing
and interpretation services to the oil
and natural gas industry.

COMPARABLE COMPANIES ANALYSIS
($ in millions, except per share data)
Offer
Company Ticker Price Equity Value Enterprise Value TTM
(3)
CY 2010
(1, 3)
CY 2011
(1, 3)
TTM
(3)
CY 2010
(1, 3)
CY 2011
(1, 3)
CY 2010
(1, 3, 6)
CY 2011
(1, 3)
OMNI Energy Services Corp.
(1)
OMNI $2.75 $72.3 $120.1 7.6x                   6.4x                   5.2x                   13.8% 15.8% 18.3% -1.6% 23.9%
Stock Price
Company Ticker 5/28/2010 Equity Value
Enterprise Value
(2)
TTM
(3)
CY 2010
(3, 4)
CY 2011
(3, 4)
TTM
(3)
CY 2010
(4)
CY 2011
(4)
CY 2010
(4, 6)
CY 2011
(4)
Superior Energy Services, Inc. SPN $21.76 1,735.1             2,617.7                          7.9x                   5.6x                   4.7x                   24.0% 28.5% 30.9% 21.1% 20.9%
Oil States International, Inc. OIS 39.04                 1,990.2             2,087.0                          6.7x                   6.0x                   4.9x                   15.7% 15.9% 17.5% 4.6% 22.0%
Key Energy Services, Inc. KEG 9.56                   1,200.3             1,700.7                          16.5x                 (5) 8.6x                   5.3x                   9.8% 14.4% 19.6% 55.2% 64.3%
Complete Production Services, Inc. CPX 13.01                 1,022.3             1,567.0                          10.4x                 6.2x                   4.8x                   14.7% 19.1% 21.0% 56.4% 29.6%
Superior Well Services, Inc. SWSI 15.11                 503.6                 745.4                             134.1x              (5) 10.5x                 6.1x                   1.4% 12.7% 18.6% NM 71.9%
Basic Energy Services, Inc. BAS 8.16                   336.8                 729.9                             21.0x                 (5) 9.1x                   5.6x                   6.8% 12.7% 17.9% NM 61.6%
Allis-Chalmers Energy Inc. ALY 2.88                   208.8                 710.3                             9.3x                   6.4x                   4.5x                   15.2% 18.8% 23.4% 33.5% 42.6%
Newpark Resources, Inc. NR 6.42                   573.0                 689.9                             19.0x                 (5) 7.9x                   6.3x                   6.9% 12.8% 14.0% NM 26.2%
Geokinetics Inc. GOK 5.33                   90.2                   455.9                             7.0x                   5.8x                   3.0x                   13.9% 13.2% 18.7% -14.1% 89.9%
TGC Industries, Inc. TGE 3.38                   68.1                   57.6                               4.6x                   3.0x                   2.5x                   14.7% 17.3% 17.0% -4.2% 18.2%
Mean 7.7x 6.9x 4.8x 12.3% 16.5% 19.9% 21.8% 44.7%
Median 7.5x 6.3x 4.9x 14.3% 15.1% 18.7% 21.1% 36.1%
High 10.4x 10.5x 6.3x 24.0% 28.5% 30.9% 56.4% 89.9%
Low 4.6x 3.0x 2.5x 1.4% 12.7% 14.0% -14.1% 18.2%
(1) OMNI projected financial information per management forecast; Offer price based on Draft Agreement and Plan of Merger dated June 2, 2010
(2) Enterprise value is defined as equity value plus book value of preferred stock, minority interest, and company net debt which is defined as debt minus cash and cash equivalents
(3) Excludes stock based compensation expense and non-recurring operating expenses.  TTM is defined as the trailing twelve month period ending March 31, 2010
(4) CY 2010 and CY 2011 estimates based on Capital IQ consensus estimates
(5) TTM EV/EBITDA multiples greater than 15x are excluded from summary table
(6) EBITDA growth rates in excess of 100% or growth rates from companies moving from negative to positive EBITDA are reflected as not meaningful (NM) and excluded from mean, median, high and low calculations
FD Enterprise Value as a Multiple of EBITDA
EBITDA Growth
EBITDA Growth
FD Enterprise Value as a Multiple of EBITDA EBITDA Margin
EBITDA Margin
Fully Diluted (FD)
Fully Diluted (FD)

COMPARABLE COMPANIES ANALYSIS – IMPLIED VALUATION
($ in millions except per share values)
OMNI Financial Statistics
(1)
Selected Multiple Range
Implied Price Per Share
(2)
TTM EBITDA $15.8 6.5x - 8.0x $2.09 - $2.99
CY 2010 EBITDA $18.7 5.5x - 7.5x $2.09 - $3.51
CY 2011 EBITDA $23.2 4.5x - 5.5x $2.15 - $3.03
(1) Per historical filings and management projections
(2) Calculated based on implied enterprise value minus OMNI net debt divided by 26.31 million FD shares outstanding

PRECEDENT TRANSACTIONS ANALYSIS – OVERVIEW
Although there have been a large number of closed transactions in OMNI’s industry over the last several years, financial terms have not been publicly disclosed for many of these transactions
In selecting the transactions used in our analysis, GulfStar searched selected databases and public filings for precedent transactions.  We identified eleven (11) closed transactions that were announced after June 1, 2006 that were determined to be comparable to OMNI based on several criteria including target industry focus and service offerings
Valuation multiples for the selected precedent transactions were derived based on the transaction enterprise value at the date of announcement as a multiple of TTM EBITDA, based on the last publicly available financial information prior to the transaction.
EBITDA was adjusted to exclude stock based compensation and non-recurring operating expenses including gains/losses on sale/disposal of fixed assets, litigation settlements, goodwill impairments, asset impairments and other non-recurring operating expenses when such information was available
GulfStar subjectively selected a range of target multiples for OMNI derived from the precedent transactions. These multiples were then used to determine an implied enterprise value for OMNI based on OMNI’s TTM EBITDA for the period ending March 31, 2010, adjusted to exclude gains/losses on sale/disposal of fixed assets, stock based compensation, litigation settlements, goodwill impairments and asset impairments to derive a value for OMNI
The implied price per share was calculated based on the implied enterprise value minus OMNI’s net debt divided by 26.31 million fully diluted shares outstanding

PRECEDENT TRANSACTIONS ANALYSIS
($ in millions)
Enterprise
Target TTM
(2)
Enterprise Value /
Announced Date Closed Date Acquiror Target Target Description Value
(1)
EBITDA
(2)
EBITDA Margin
(2)
TTM EBITDA
(3, 4) 12/11/2009 1/26/2010 Superior Energy Services, Inc. Hallin Marine Subsea
International Plc
Provides marine and subsea installation services, and subsea intervention systems to oil and gas, nuclear, and renewable energy sectors in the United
States and internationally.
$175.5 $31.1 22.1% 5.6x
8/31/2009 4/28/2010 Baker Hughes Incorporated BJ Services Company Provides pressure pumping and other oilfield services to the oil and natural gas industry in the United States, Mexico, Canada, and internationally, both land and offshore.
5,528.7 865.5 18.0% 6.4x
(3, 5) 4/29/2009 7/31/2009 Clean Harbors Canada, Inc. Eveready Inc. Provides industrial and oilfield maintenance and production services for the energy, resource, and industrial sectors in Canada, the United States, and internationally.
391.5 80.4 14.4% 4.9x
6/3/2008 8/18/2008 Smith International, Inc. W-H Energy Services, Inc. Provides products and services for the drilling and completion of oil and natural gas wells, and the production of oil and natural gas in North America and international areas.
3,111.9 305.1 26.4% 10.2x
(6) 3/29/2008 5/20/2008 BJ Services Company Innicor Subsurface Technologies
Inc.
Engages in the design, manufacture, rental, servicing, and distribution of tools and equipment used in the completion and production phases of oil and gas wells primarily in the United States and Canada.
52.0 5.3 9.0% 9.9x
(7) 1/30/2008 4/4/2008 Essential Energy Services Trust Builders Energy Services Trust Operates as an open-end investment trust providing oilfield services to customers involved in crude oil and natural gas exploration, development, and production in the Western Canadian Sedimentary Basin.
152.7 28.6 17.2% 5.3x
6/12/2007 12/11/2007 Cal Dive International, Inc. Horizon Offshore, Inc. Provides marine construction services for the offshore oil and gas and energy industries.
651.4 105.5 20.9% 6.2x
11/1/2006 2/14/2007 ValueAct Capital, LLC Seitel, Inc. Provides seismic data to the oil and gas industry in North America. 666.6 125.3 78.8% 5.3x
(8) 10/23/2006 1/8/2007 National Oilwell Varco, Inc. NQL Energy Services Inc. Engages in the design, manufacture, lease, and sale of various bottom hole assemblies to the directional drilling and straight hole drilling markets.
303.5 48.2 38.7% 6.3x
9/25/2006 12/12/2006 Superior Energy Services, Inc. Warrior Energy Services
Corporation
Provides cased-hole wireline and well intervention services to exploration and production companies.
355.0 31.8 32.0% 11.2x
9/5/2006 1/12/2007 Compagnie Generale de
Geophysique
Veritas DGC Inc. Provides geophysical information and services to oil and gas companies worldwide, primarily acquiring, processing, interpreting and marketing geophysical information that provides 2D and 3D images of the subsurface.
2,857.3 413.4 46.7% 6.9x
Mean 7.1x
Median 6.3x
High 11.2x
Low 4.9x
Source: Public filings, Capital IQ and other publicly available information
Notes:
(1) Enterprise value defined as equity consideration plus target net debt prior to announcement based on the equity value at announcement of the transaction
(3) TTM EBITDA figure does not exclude any applicable stock based compensation expense
(4) Enterprise value and EBITDA converted using the US $1.00 / GBP £1.46025 at announced date
(5) Enterprise value and EBITDA converted using the US $1.00 / CAD $.81892 at announced date
(6) Enterprise value and EBITDA converted using the US $1.00 / CAD $.9858 at announced date
(7) Enterprise value and EBITDA converted using a US $1.00 / CAD $.9954 at announced date
(8) Enterprise value and EBITDA converted using a US $1.00 / CAD $.8870 at announced date
(2) TTM EBITDA calculated using the last publicly available financial information prior to announcement; TTM EBITDA excludes stock based compensation and non-recurring operating expenses unless
otherwise noted in note 3.   TTM is defined as the trailing twelve month period ending March 31, 2010

PRECEDENT TRANSACTIONS ANALYSIS – IMPLIED PRICE PER SHARE
($ in millions except per share values)
OMNI Financial Statistic
(1)
Selected Multiple Range Implied Price Per Share
(2)
TTM EBITDA $15.8 5.5x - 7.5x $1.49 - $2.69
(1) Per historical filings
(2) Calculated based on implied enterprise value minus OMNI net debt divided by 26.31 million FD shares outstanding

DISCOUNTED CASH FLOW ANALYSIS – OVERVIEW
GulfStar utilized OMNI management forecast for the period between April 1, 2010 and December 31, 2015 and the implied unlevered free cash flow derived from EBITDA minus the sum of capital expenditures, increases in working capital and cash taxes
The projected unlevered free cash flow and the terminal value were discounted based on a range of discount rates of 17% to 19%
The implied price per share was calculated based on implied enterprise values from the discounted cash flow analysis minus OMNI’s net debt divided by 26.31 million fully diluted shares outstanding

DISCOUNTED CASH FLOW ANALYSIS
($ in millions)
6/1/10 - FYE December 31,
12/31/10 2011E 2012E 2013E 2014E 2015E
EBIT
(1)
$5.1 $9.3 $8.9 $9.7 $11.9 $15.6
   Depreciation and amortization 7.9 13.9 14.5 15.2 15.9 16.6
EBITDA
(1)
12.9 23.2 23.5 24.8 27.7 32.2
Plus
Proceeds from asset sale at book value 0.0 0.7 0.0 0.0 0.0 0.0
Less
Capital Expenditures
(2)
(2.3) (4.0) (4.0) (4.0) (4.0) (4.0)
Increase in net working capital
(3,4)
(0.6) (0.4) (0.4) (0.7) (0.8) (1.0)
Tax Payments (1.0) (2.2) (2.2) (3.2) (4.5) (6.2)
Unlevered Free Cash Flows $9.1 $17.4 $16.8 $17.0 $18.4 $20.9
Projections based on OMNI management forecast
NUMBERS MAY NOT ADD VERTICALLY DUE TO ROUNDING
Terminal Growth 4.00% 4.50% 5.00% 5.50% 6.00%
    WACC
17.0% 121.3               124.4               127.8               131.5               135.5
17.5% 116.6               119.4               122.5               125.8               129.5
18.0% 112.2               114.8               117.6               120.6               123.9
18.5% 108.2               110.5               113.1               115.8               118.8
19.0% 104.4               106.6               108.9               111.4               114.1
    WACC
17.0% 70.1% 70.7% 71.2% 71.8% 72.4%
17.5% 69.5% 70.0% 70.6% 71.1% 71.7%
18.0% 68.9% 69.4% 69.9% 70.5% 71.0%
18.5% 68.4% 68.8% 69.3% 69.8% 70.4%
19.0% 67.8% 68.3% 68.8% 69.2% 69.7%
Terminal Growth 4.00% 4.50% 5.00% 5.50% 6.00%
    WACC
17.0% $2.79 $2.91 $3.04 $3.18 $3.34
17.5% $2.61 $2.72 $2.84 $2.97 $3.10
18.0% $2.45 $2.55 $2.65 $2.77 $2.89
18.5% $2.29 $2.38 $2.48 $2.59 $2.70
19.0% $2.15 $2.23 $2.32 $2.42 $2.52
Notes
(1) Adjusted to exclude stock based compensation
(2) 6/1/10 - 6/30/10 capital expenditures based on 1/3 management estimated capital expenditures from 3/31/10 - 6/30/10
(3) Net working capital equal to the sum of trade receivables, other receivables, prepaid expenses and inventory minus accounts payable and accrued current expenses
(4) 6/1/10 - 6/30/10 change in net working working capital based on management estimated change in working capital from 3/31/10 - 6/30/10
(5) Based on Enterprise Value minus net debt divided by 26.31 million shares outstanding
Implied Enterprise Value as of 06/01/2010
% of Implied Enterprise Value from Terminal Value
Implied Price per Fully Diluted Common Share 06/01/2010  (5)

DISCOUNTED CASH FLOW ANALYSIS – IMPLIED PRICE PER SHARE
Selected Range Implied Price Per Share
(1)
17.0% - 19.0%
$2.15 - $3.34
4.0% - 6.0%
WACC
Terminal Growth Rate
(1) Calculated based on implied enterprise value minus OMNI net debt divided by 26.31 million FD shares outstanding

WEIGHTED AVERAGE COST OF CAPITAL
A. Cost of Debt (Kd)
(1)
Estimated Cost of Borrowing
(2)
6.0%
Tax Rate (T)
(3)
45.0%
Kd = 3.3%
B. Cost of Equity (Ke)
(4)
Risk Free Rate (Rf)
(5)
2.2%
Beta (B)
(6)
2.43
Market Risk Premium (Rm - Rf)
(7)
6.7%
Size Premium (Sp)
(8)
9.1%
Ke = 27.5%
C. Weighted Average Cost of Capital (WACC)
(9)
Debt to Capitalization Ratio
(10)
39.8%
Implied Equity to Capitalization Ratio
(11)
60.2%
WACC = 17.9%
(1) Cost of Debt: Cost of Borrowing * (1- tax rate)
(2) Source: OMNI management
(3) Based on projected long-term tax rate, per OMNI management
(4) Cost of Equity: Rf + B * (Rm - Rf)
(5) Source: Federal Reserve.  Yield on 5-year US Treasury as of 5/28/10
(6) Historical levered beta against S&P 500 over the 2 years ending 5/28/10
(7) Source: Ibbotson Associates 2010.  Large company stock total returns (Rm) minus long-term government bond income returns (Rf).
(8)
(9) WACC: [(Rf + B * (Rm - Rf) + Sp) * (E / (D + E))] + Kd * (1-T) * (D / (D + E))]
(10)
(11) Implied equity to capitalization ratio is defined as one minus the debt to capitalization ratio
Source: Ibbotson Associates 2010.  Expected return in excess of the capital asset pricing model (CAPM), based on all U.S. publicly traded companies with market capitalization greater than $76 million, but less than $124 million
Debt to capitalization ratio is defined as net debt divided by the offer implied enterprise value as of March 31, 2010 per Form 10-Q for the quarter ending March 31, 2010

PREMIUMS PAID ANALYSIS - OVERVIEW
GulfStar analyzed the premiums paid in selected transactions that were announced on or after June 1, 2006 and have subsequently closed, where the target was an oilfield service or related company whose common stock traded on the NYSE, Nasdaq or AMEX
Premiums paid for the selected transactions were derived based on the price per share paid to shareholders in the transactions based on historical prices on the date of announcement, one week prior to announcement and one month prior to announcement
GulfStar subjectively selected a range of premiums for OMNI derived from the premiums paid analysis
The implied premiums were applied to OMNI’s closing share price on May 28, 2010 to derive an implied range of prices for OMNI’s common stock

PREMIUMS PAID ANALYSIS
($ in millions, except per share data)
Equity
Announced Date Closed Date Acquiror Target Value 1 Day
(1)
1 Week
(2)
1 Month
(3)
8/31/2009 4/28/2010 Baker Hughes Inc BJ Services Company $5,239.6 16.3% 16.0% 26.5%
6/1/2009 11/18/2009
Cameron International
Corporation
NATCO Group Inc. 749.6 30.8% 47.0% 45.8%
6/8/2008 12/23/2008 Precision Drilling Trust Grey Wolf Inc. 1,784.0 9.1% 13.6% 19.0%
6/3/2008 8/18/2008 Smith International Inc. W-H Energy Services, Inc. 2,929.2 9.4% 10.2% 24.5%
12/16/2007 4/21/2008 National Oilwell Varco, Inc. Grant Prideco Inc. 7,304.7 22.2% 15.9% 23.2%
6/12/2007 12/11/2007 Cal Dive International Inc Horizon Offshore Inc. 629.4 13.6% 10.1% 22.7%
3/28/2007 6/14/2007 United States Steel Corp. Lone Star Technologies, Inc. 2,068.5 37.6% 38.7% 35.5%
3/18/2007 7/11/2007 Hercules Offshore, Inc. TODCO 2,441.2 28.9% 25.4% 28.3%
2/11/2007 5/7/2007 Tenaris SA Hydril Company LP 2,051.4 16.8% 16.2% 40.5%
11/1/2006 2/14/2007 ValueAct Capital, LLC Seitel Inc. 574.5 5.5% 3.1% 2.0%
9/25/2006 12/12/2006 Superior Energy Services Inc.
Warrior Energy Services
Corporation
293.0 85.1% 59.7% 35.0%
9/10/2006 12/1/2006 IPSCO Inc. NS Group Inc. 1,495.0 43.0% 42.0% 41.0%
9/5/2006 1/12/2007
Compagnie Generale de
Geophysique
Veritas DGC Inc. 3,056.1 20.6% 37.3% 33.4%
6/12/2006 10/5/2006 Tenaris SA Maverick Tube Corp. 2,402.1 36.6% 36.4% 19.8%
Mean 26.8% 26.5% 28.4%
Median 21.4% 20.8% 27.4%
High 85.1% 59.7% 45.8%
Low 5.5% 3.1% 2.0%
Source: Public filings, Capital IQ and other publicly available information
(1) One day premium defined as the percentage differential between the offer price and the target's closing stock price on the last trading day before announcement
(2) One week premium defined as the percentage differential between the offer price and the target's closing stock price five trading days before announcement
(3) One month premium defined as the percentage differential between the offer price and the target's closing stock price thirty days before announcement, adjusted for weekends and/or holidays
Premium to Stock Price

PREMIUMS PAID ANALYSIS – IMPLIED VALUE PER SHARE
OMNI Price Per Share
(1)
Selected Premium Range Implied Price Per Share
(5)
As of 5/28/10 $2.05 One Day
(2)
9.1% - 43.0% $2.24 - $2.93
As of 5/28/10 $2.05
One Week
(3)
10.1% - 47.0% $2.26 - $3.01
As of 5/28/10 $2.05 One Month
(4)
19.0% - 41.0% $2.44 - $2.89
(1) Source Capital IQ
(2) One day premium defined as the percentage differential between the offer price and the target's closing stock price on the last trading day before announcement
(3) One week premium defined as the percentage differential between the offer price and the target's closing stock price five trading days before announcement
(5) Implied price based on OMNI's closing share price as of May 28, 2010
(4) One month premium defined as the percentage differential between the offer price and the target's closing stock price thirty days before announcement, adjusted for weekends and/or holidays

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